EXHIBIT 10vv.

LOJACK CORPORATION

Westwood Executive Center

200 Lowder Brook Road

Suite 1000

Westwood, MA 02090

November 14, 2003

Mr. Thomas A. Wooters

Dear Tom:

I am pleased to confirm our offer and your acceptance of the terms of your employment as Executive Vice President and General Counsel of LoJack Corporation (the “Company”). The effective date of this Letter Agreement shall be December 1, 2003 (the “Effective Date”).

1. Duties, etc. In addition to your service as Executive Vice President and General Counsel, you will continue in office as Clerk of the Corporation. In your capacity as an officer and employee of the Company you will report to and be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by, the Chief Executive Officer, provided that such duties and responsibilities are consistent with the positions described above. You will continue to perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability.

2. Base Salary. Your base salary will be paid at the rate of $235,000 per year. At any time, the Chief Executive Officer may review your base salary and may increase but not decrease base salary. All payments under this paragraph or any other paragraph of this Letter Agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable withholding taxes.

3. Stock Options. Upon commencement of your employment you will be granted nonqualified Senior Management stock options (“SMOs”) under the Company’s 2003 Stock Incentive Plan. Such grant shall be conditioned upon your execution of a Stock Option Agreement with the Company. The options granted to you are to purchase a total of 90,000 shares of the Company’s $.01 par value common stock market value on the close of December 31, 2003. Such options shall expire on the earlier of three years after retirement or ten years after issuance. Except as provided herein, vesting shall be as provided by the Compensation Committee for other SMOs issued pursuant to the Company’s 2003 Stock Incentive Plan and the Stock Option Agreement by and between you and the Company. Upon any termination of your employment under this Letter Agreement other than for Cause pursuant to section 6, all outstanding stock options held by you shall vest fully provided, however, your ability to exercise such options, shall expire on the earlier of three years after the date of termination of this Letter

Agreement or ten years after issuance or as otherwise provided for in the Company’s 2003 Stock Incentive Plan or Stock Option Agreement by and between you and the Company.

4. Annual Bonus. Commencing with the fiscal year ending December 31, 2004, you will be eligible for an annual bonus (an “Annual Bonus”) of up to 50% of your annual base salary, which Annual Bonus shall be determined and paid in a manner consistent with similar bonuses paid to other management employees of the Company. The bonus generally will be tied to the Company’s and your achievement of various financial and performance objectives which will be established by the Chief Executive Officer.

5. Benefits. You will participate in the Company’s stock option plan in a manner consistent with other management employees and your position. You will receive a minimum of four (4) weeks of paid vacation per year (pro rated for partial years), and you will be eligible to participate in all benefit and welfare plans made generally available to executives of the Company (as in effect from time to time), all subject to plan terms and generally applicable Company policies as described in the Lo Jack Employee Handbook.

6. Term of Agreement; Severance. The term of this Letter Agreement shall be thirty-six (36) months, ending November 30, 2006. However, you will retain the right to terminate your employment at any time, and the Company retains a similar right as provided below.

Your employment with the Company may be terminated at any time by either the Chief Executive Officer or by majority vote of the outside directors of the Company. If (x) the Company terminates your employment other than for Cause (meaning fraud or breach of fiduciary duty in the performance of your duties for, or responsibilities to, the Company; substantial and continued negligence in the performance of your duties for, or responsibilities to, the Company which negligence continues after notice and an opportunity to cure; professional misconduct resulting in censure or disbarment; willful misconduct in the performance of your duties, or your commission of a felony or a crime involving an act of moral turpitude, [in each case as determined by majority vote of the outside directors of the Company in their reasonable judgment after notice and an opportunity to attend the portion of the board meeting at which the matter will be considered and to be heard at that meeting] and other than because of death or Disability, or (y) you terminate your employment for Good Reason (meaning your title or responsibilities are materially diminished other than for any of the reasons described in clause (x) above; you are assigned duties materially inconsistent with your position; or the Company commits any material breach of this letter agreement), the Company will, in lieu of any other payments or benefits hereunder or otherwise, (i) pay, in a lump sum, eighteen (18) months base salary at the rate in effect on the date your employment is terminated (the “Date of Termination”) but not more than the balance due over the term of this Agreement, (ii) pay, on your behalf, the cost of COBRA benefits for a period of eighteen (18) months after the Date of Termination but not beyond the term of this Agreement, and (iii) pay you a prorated bonus for the year in which the termination occurs, to be paid at the same time that the annual bonus for the full year is ordinarily paid pursuant to paragraph 4, in the amount that would have been paid had your employment continued through the end of the year, prorated by the portion of the full year represented by the period ended on the Date of Termination.

If (x) the Company terminates your employment for Cause, or (y) you terminate your employment without Good Reason, the Company will make no other payments hereunder or otherwise, except for all payments of base salary and benefits accrued and owing as of the Date of Termination.

If you or the Company terminates your employment because of death or Disability, the Company will, in lieu of any other payments or benefits hereunder or otherwise, (i) continue to pay your base salary through the Date of Termination and for six months thereafter (but not beyond the term of this Agreement) at the rate then in effect, (ii) pay you or to your estate a prorated bonus, to be paid at the same time that the annual bonus is ordinarily paid pursuant to paragraph 4, in the amount that would have been paid had your employment continued through the end of the year, prorated by the portion of the full year represented by the period ended on the Date of Termination, and (iii) pay to you or to your estate all base salary and benefits accrued and owing as of the Date of Termination.

For purposes of this letter agreement, the “Date of Termination” shall mean the date your employment with the Company terminates regardless of the reason, and “Disability” shall mean any illness, injury, accident or condition of either a physical or psychological nature which results in your being unable to perform substantially all of the duties of your employment with the Company for a period of 180 days during any period of 365 consecutive days.

7. Confidentiality; Proprietary Rights. Without the written consent of the Board of Directors, you will not during or after the term of your employment with the Company disclose to any person or entity (other than a person or entity to which disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive officer and general counsel of the Company), any material information obtained by you while in the employ of the Company that is subject to the attorney-client privilege or the disclosure of which you have reason to believe will be adverse to the interests of the Company, or use any such information to the detriment of the Company; provided, however, that such restriction shall not apply to information not used and legally protected as a trade secret by the Company at the time of disclosure or which subsequently becomes generally known other than as a result of unauthorized disclosure by you.

All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by you during your employment which constitute patentable inventions or intellectual property protectable as trade secrets and which are directly or indirectly useful in, or relate to, the business of or products or services sold by the Company or any of its subsidiaries shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the Company’s exclusive property as against you. You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company of all patents or copyrights with respect thereto). This paragraph does not apply to your general knowledge, experience or know-how.

8. Restricted Activities. You agree that from the date hereof until one year beyond the Date of Termination, (a) you will not materially, directly or indirectly, own, manage, operate, control, participate in, invest in or be connected in any manner with the management, financing, ownership, operation or control of any business venture or activity that competes with any business of the Company or its subsidiaries as of the Date of Termination in the United States or in any other country where such business is then being conducted or proposed to be conducted by the Company or a subsidiary. It is understood and agreed that (i) passive ownership of not more than five percent of the stock or other equity interests of a business entity shall not constitute a violation hereof, (ii) that you will not be treated as being in violation of these provisions based upon any activity of a family member in which you are not a participant, and (iii) that you will not be treated as being in violation of these provisions based upon any activity of a law firm with which you are associated provided that you take no part in such activity. You may serve on the board of directors of any entity that does not compete with any business of the Company or its subsidiaries. You agree that the restrictions contained in this paragraph 8 are reasonably necessary for the protection of the Company and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that the Company will be entitled to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce or restrain a violation of these restrictions.

9. Miscellaneous. The headings in this letter are for convenience only and shall not affect the meaning hereof. This letter constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto. If any provision in this letter should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Company may assign all of its rights and obligations under this letter agreement to a third party that acquires substantially all of the assets of the Company.

10. Acceptance. In accepting this offer, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter. If this letter reflects your understanding, please sign and return a copy to the undersigned for delivery by the close of business on November 27, 2003, whereupon it shall become a binding agreement between the Company and you on the terms provided herein.

11. Change of Control. In order to induce you to remain in the employ of the Company, this Section, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a “Change in Control” (as defined in Section C hereinafter) of the Company under the circumstances described below. This letter agreement replaces and terminates any prior agreement or understanding between you and the Company with respect to a change of control.

A. Agreement to Provide Services: In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 35% of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (“Outstanding Company Voting Securities”), including shares of common stock ($.01 par value) of the Company (the “Stock”), you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in this Agreement until such tender offer or exchange offer has been abandoned or terminated or a Change in Control of the Company has occurred or the term of this Agreement has expired. For purposes of this Section 11, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is defined in Section 3(a)(9) and as used in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a subsidiary of the Company.

B. Term of Agreement. The provisions of this Section 11 shall not apply if you or the Company terminates your employment prior to a Change in Control of the Company as provided in Section 6 of this Agreement.

C. Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean:

(i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (a) the then outstanding shares of the Stock or (b) the combined voting power of the Outstanding Company Voting Securities. The following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company or by any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (a), (b) and (c) of subsection (iii) of this paragraph are satisfied; or

(ii) Individuals who, as of the date hereof, are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Section) subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote or resolution of at least a majority of the directors then composing the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-1l of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii) Adoption by the Board of Directors of a resolution approving an agreement of consolidation of the Company with or merger of the Company into another corporation or business entity in each case, unless, following such consolidation, or merger, (a) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Stock and Outstanding Company Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation or other business entity resulting from such consolidation or merger and any Person beneficially owning, immediately prior to such consolidation or merger, directly or indirectly, 35% or more of the Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of its directors (or other persons having the general power to direct the affairs of such entity) and (c) at least a majority of the members of the Board of Directors (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided, that any right to receive compensation pursuant to Section I, below, which shall vest by reason of the action of the Board of Directors pursuant to this subsection (iii) shall be divested upon (A) the rejection of such agreement of consolidation or merger by the stockholders of the Company or (B) its abandonment by either party thereto in accordance with its terms; or

(iv) Adoption by the requisite majority of the Board of Directors, or by the holders of such majority of the Stock of the Company as is required by law or by the Certificate of incorporation or By-Laws of the Company as then in effect, of a resolution or consent authorizing (a) the dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other business entity with respect to which, following the such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the outstanding voting securities of such corporation or other entity to vote generally in the election of its directors (or other persons have the general power to direct its affairs) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the: beneficial owners, respectively, of the Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Stock and/or Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation or other business entity and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Stock and/or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the then outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct its affairs), and (C) at least a majority of the members of the board of directors or group of persons having the general power to direct the affairs of such corporation or other entity were members of the Incumbent Board at the time of the execution of the initial agreement of action of the Board providing for such sale or other disposition of assets of the Company; provided, that any right to receive compensation pursuant to Section I, below, which shall vest by reason of the action of the Board or the stockholders pursuant to this subsection shall be divested upon the abandonment by the Company of such dissolution, or such sale of or other disposition of assets, as the case may be.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in you, or a group of Persons which includes you acquiring, directly or indirectly, 35% or more of the combined voting power of the Company’s Outstanding Voting Securities.

D. Termination Following a Change in Control. If any of the events described in Section C, above, hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section I hereof upon the termination of your employment with the Company within twenty-four (24) months of the occurrence of such Change in Control, unless such termination is (a) because of your death, (b) by the Company for Cause, Disability or Retirement, or (c) by you other than for Good Reason (all such capitalized terms are hereinafter defined).

(i) Disability. Termination by the company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full time basis for ninety (90) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full time performance of your duties.

(ii) Retirement. Termination by you or by the Company of your employment based on “Retirement” shall mean termination on or after your normal retirement date as defined in the Company’s Pension Plan (or any successor or substitute plan or plans of the Company put into effect prior to a change in control) (the “Pension Plan”).

(iii) Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by an officer or other person authorized by the Board to act on its behalf in this matter which specifically identifies the manner in which it is believed that you have not substantially performed your duties, or (B) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (A) or (B) of this paragraph (iii) and specifying the particulars thereof in detail.

(iv) Good Reason. Termination by you of your employment for “Good Reason” shall mean termination based on:

(A) a determination by you, in your reasonable judgment, that there has been an adverse change in your status or position(s) as an officer or management employee of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in your status or position as an employee of the Company as a result of a diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

(B) a reduction by the Company in your base salary as in effect immediately prior to the Change in Control;

(C) the failure by the Company to continue in effect any Plan (as hereinafter defined, excluding any stock option plan) in which you are participating at the time of the Change in Control of the Company (or Plans providing you with at least substantially similar benefits), other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;

(D) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the Change in Control;

(E) the Company’s requiring you to be based at an office that is greater than 50 miles from where your office is located immediately prior to the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control;

(F) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section J hereof;

(G) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section G below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective; or

(H) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change in Control, you were permitted by the Board of Directors to attend to or engage in.

For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

Notwithstanding anything contained in this Agreement to the contrary, a termination by you of your employment for any reason during the 45-day period immediately following the 45th day after the occurrence of the first event constituting a Change in Control shall be deemed to be a termination for Good Reason for purposes of this Agreement.

G. Notice of Termination. Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

H. Date of Termination. “Date of Termination” following a Change in Control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by you to the date specified in the Notice of Termination, or (c) if your employment is to be terminated by the Company, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination.

I. Compensation Upon Termination or During Disability; other Agreements.

(i) During any period following a Change in Control of the Company that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs D(i) and D(iii) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

(ii) If your employment shall be terminated for Cause following a Change in Control of the Company, the Company shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

(iii) Subject to Section L hereof, if, within twenty-four (24) months after a Change in Control of the Company, as defined in Section C above, shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Disability or Retirement, or (b) by you for any reason, then the Company shall pay to you, no later than the fifth day following the Date of Termination, without regard to any contrary provisions of any Plan, the following:

(A) your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given (or, if higher, as in effect immediately prior to the change in control) and (B) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you; and (C) you shall receive an amount equal to all amounts which would have come due to you pursuant to Sections 2, 4 and 5 of this Agreement through the remaining term of this Agreement at a rate determined for the purposes of this Agreement based on base salary in effect on the date of the Change of Control, plus the highest bonus paid for any year during the term hereof. Such payment shall be made in a lump sum as soon as practicable after the Date of Termination, provided, however, that at any time prior to the occurrence of a Change of Control you may, by written notice to the Company, elect to have the amount due pursuant to this subparagraph (iii) paid to you in equal monthly installments over the remaining term of this Agreement commencing with the month following the Change in Control. For purposes of computing payment under this Agreement, compensation for any partial calendar year, including the year during which a change of control occurs, shall be annualized, and any bonus shall be considered compensation for the year to which it is attributable, if different from the year in which it is paid.

(iv) If, within twenty-four (24) months after a Change in Control of the Company, as defined in Section C, above, shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the expiration of this Agreement as provided in Section 6, above, all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such plans for such participation. In the event that your participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iii) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans. If, at the end of three years after the Termination Date, you have not reached your normal retirement date, you are participating in any of such Plans and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable you to convert your and your dependents’ coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions.

(v) Except as specifically provided in paragraph (iv) above, the amount of any payment provided for in this Section I shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

J. Successors; Binding Agreement.

(i) The Company will seek, by written request at least five business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person assent to the fulfillment of the Company’s obligations under this Agreement. Failure of such Person to furnish such assent by the later of (i) three business days prior to the time such Person becomes a Successor or (ii) two business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a Change in Control of the Company occurs or has occurred. For purposes of this Agreement, “successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of the Company’s voting securities or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

(iii) For purposes of this Agreement, the “Company” shall include any corporation or other entry which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

K. Fees and Expenses; Mitigation. The Company shall reimburse you, on a current basis, for all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a Change in Control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or incurred by you in seeking advice with respect to the matters set forth in Section 12 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

You shall not be required to mitigate the amount the Company becomes obligated to make to you in connection with this Agreement by seeking other employment or otherwise.

12. Taxes.

All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504 (a) of the Internal Revenue Code of 1986 (the “Code”) without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G (b) (2) of the Code), the payments pursuant to this Agreement shall be reduced (reducing first the payments under Section C (iii) (B) ) to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by you in good faith, and such determination shall be conclusive and binding on the Company with respect to its treatment of the payment for tax reporting purposes.

13. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections I, J (ii), K and L of this Agreement shall survive termination of this Agreement.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth on Schedule A attached hereto, or to such other address or telecopy number as the employee shall have furnished to the Company, provided that all notices to the Company shall be directed to the attention, of the Vice-President, Human Resources of the Company, with a copy to Robert Murray, Lead Director or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

15. Dispute Resolution. Any dispute or claim arising under this Agreement that is not resolved amicably between the parties shall be submitted to binding arbitration to be held in Westwood, Massachusetts according to the American Arbitration Association’s National Rules for Resolution of Employment Disputes. Any award rendered by the arbitrator will require a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. Refusal by either party to participate in arbitration shall be deemed to be a breach of contract and any available legal or equitable remedies may be sought in Massachusetts state court.

Very truly yours, LOJACK CORPORATION

Date:	By:	/s/: RONALD J. ROSSI

Ronald J. Rossi, Chairman

Accepted and Agreed To:

/s/: THOMAS A. WOOTERS

Thomas A. Wooters

Date: November 14, 2003